Exhibit 32. 2

Certification of Principal Financial Officer
Pursuant to 18 U.S.C. Section 1350

In connection with the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Report”) by United American Petroleum Corp. (“Registrant”), the undersigned hereby certifies that, to the best of his knowledge:

1.	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Christian Negri
Christian Negri
Treasurer

Date:  January 21, 2011

A signed original of this written statement required by 18 U.S.C. Section 1350 has been provided to United American Petroleum Corp. , and will be retained by United American Petroleum Corp., and furnished to the Securities and Exchange Commission or its staff upon request.